EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

HOUSTON, November 9, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the third quarter and nine months ended September 30, 2009 which included the following highlights:

Results for the Third Quarter 2009  --

•	Production of 8.2 Bcfe, or 89,220 Mcfe/d

•	Revenue of $27.3 million or Adjusted Revenue of $46.0 million, including the impact of cash-settled hedges

•	Net Loss of $4.8 million, or Adjusted Net Income of $11.7 million before non-cash net charges noted below

•	EBITDA, as defined below, of $33.1 million

Production volumes during the third quarter of 2009 were 8.21 Bcfe, 37 percent higher compared to 5.98 Bcfe during the third quarter of 2008.  The increase was largely due to new production contributions from Barnett Shale development.  Adjusted revenues from the sale of oil and natural gas production, which includes oil and gas revenues of $27.3 million and realized hedge settlements of $18.7 million, for the third quarter of 2009 were $46.0 million, as compared to $56.9 million during the third quarter of 2008.  The decrease in adjusted revenues was primarily driven by significantly lower realized oil and natural gas prices, partially offset by increased production.  Carrizo’s average oil sales price decreased 42 percent to $66.25 per barrel compared to $114.16 per barrel for the third quarter of 2008 and the average natural gas sales price decreased 40 percent to $5.43 per Mcf compared to $9.05 per Mcf for the third quarter of 2008.  The above prices include the impact of cash-settled hedges.  Results excluding the impact from cash-settled hedges are presented in the table below.

For the third quarter of 2009, the Company reported adjusted net income of $11.7 million, or $0.38 and $0.37 per basic and diluted share, respectively, excluding a net $16.5 million non-cash, after–tax expense, comprised of (a) a marked-to-market unrealized loss of $13.2 million on derivatives (which is due in large part to the roll off of the third quarter hedges and to rising futures prices), (b) stock compensation expense of $1.8 million, (c) non-cash interest expense of $0.9 million associated with the amortization of a portion of the equity premium on the Company’s convertible notes and (d) a non-cash contribution expense of $0.6 million to the

University of Texas at Arlington (“UTA”).  The Company reported a net loss of $4.8 million, or $0.15 per basic and diluted share, for the third quarter of 2009, as compared to a net income of $65.7 million, or $2.15 and $2.12 per basic and diluted share, respectively for the same quarter during 2008.

EBITDA (earnings before interest, income tax, depreciation, amortization expenses, and certain other items) during the third quarter of 2009 was $33.1 million, or $1.07 and $1.05 per basic and diluted share, respectively, as compared to $42.2 million, or $1.38 and $1.36 per basic and diluted share, respectively, during the third quarter of 2008.

Lease operating expenses (excluding production taxes and transportation costs) were $5.3 million (or $0.64 per Mcfe) during the third quarter of 2009 as compared to $6.2 million (or $1.04 per Mcfe) for the third quarter of 2008. The decrease in costs was largely attributable to decreases in saltwater disposal and repairs and maintenance expenses.  The decline in cost per Mcfe was driven primarily by the 37% increase in production volumes from 6.0 Bcfe to 8.2 Bcfe.

Transportation costs were $3.0 million (or $0.37 per Mcfe) during the third quarter of 2009 as compared to $2.2 million (or $0.37 per Mcfe) during the third quarter of 2008.  The increase in transportation costs of $0.8 million was largely due to the 37 percent increase in production volumes from 6.0 Bcfe in the third quarter of 2008 to 8.2 Bcfe in the third quarter of 2009.

Production taxes were $0.6 million during the third quarter of 2009 as compared to $2.0 million for the third quarter of 2008.  The decline was primarily due to the decline in oil and gas revenues.

Depreciation, depletion and amortization expenses (“DD&A”) were $12.5 million during the third quarter of 2009 ($1.53 per Mcfe) as compared to $13.9 million ($2.33 per Mcfe) during the third quarter of 2008.  The lower DD&A expense was due primarily to a lower depletion rate resulting from the impairment charges which reduced the depletable full cost pool in the fourth quarter of 2008 and the first quarter of 2009, partially offset by increased production.

General and administrative expenses (“G&A”) were $4.0 million during the third quarter of 2009, comparable to the $4.2 million during the third quarter of 2008.

During the third quarter of 2009, we made the first $100,000 cash payment of a $1.0 million pledge to establish a Carrizo Oil & Gas, Inc. endowed scholarship fund at the University of Texas at Arlington, a university which is located within the area of our significant operations in the Barnett Shale play.  The Company has the option of paying the remaining portion of this pledge in shares of common stock.

Non-cash, stock-based compensation expense was $2.8 million ($1.8 million after tax) for the third quarter of 2009 compared to $1.6 million ($1.0 million after tax) for the same period in 2008.  The increase was due primarily to additional deferred compensation awards and in part to the payment of quarterly bonuses with common stock, in lieu of cash.

A $2.0 million net loss on derivatives was recorded for the third quarter 2009 comprised of (a) a $20.7 million ($13.2 million after tax) unrealized marked-to-market, non-cash loss on natural gas derivatives and (b) an $18.7 million ($11.9 million after tax) gain for cash-settled natural gas derivatives.

Cash interest expense, net of amounts capitalized, was $3.4 million for the third quarter of 2009 compared to $1.4 million for the third quarter of 2008.  The increase was primarily attributable to interest expense associated with the higher debt levels on the revolver facility.

Interest expense (non-cash), net of amounts capitalized increased to $1.5 million for the third quarter of 2009 from $0.7 million for the third quarter of 2008, primarily due to the higher rate of capitalization for the equity premium associated with the Company’s convertible notes.

Results for the Nine Months Ended --

•	Record Production of 24.4 Bcfe, or 89,231 Mcfe/d

•	Revenue of $83.8 million or Adjusted Revenue of $148.1 million, including the impact of cash-settled hedges

•	Net Loss of $136.4 million, or Adjusted Net Income of $35.1 million before non-cash net charges noted below

•	EBITDA, as defined below, of $109.4 million

Production volumes during the nine months ended September 30, 2009 were a record 24.36 Bcfe, 32 percent higher compared to 18.42 Bcfe during the same period in 2008.  The increase was largely due to new production contributions from Barnett Shale development.  Adjusted revenues from the sale of oil and natural gas production, which includes oil and gas revenues of $83.8 million and realized hedge settlements of $64.3 million, for the nine months ended September 30, 2009 were $148.1 million, as compared to $164.9 million during the nine months ended September 30, 2008.  The decrease in adjusted revenues was primarily driven by significantly lower realized oil and natural gas prices, partially offset by increased production.  Carrizo’s average oil sales price decreased 28 percent to $75.68 per barrel compared to $104.66 per barrel for the nine months ended September 30, 2008 and the average natural gas sales price decreased 31 percent to $5.87 per Mcf compared to $8.53 per Mcf for the nine months ended September 30, 2008.  The above prices include the impact from cash-settled hedges.  Results excluding the impact from cash-settled hedges are presented in the table below.

For the nine months ended September 30, 2009, the Company reported adjusted net income of $35.1 million, or $1.13 and $1.12 per basic and diluted share, respectively, excluding a net $171.5 million non-cash, after–tax expense, comprised of (a) a non-cash impairment of oil and natural gas properties of $138.0 million (which reflects the impact of a correction for certain computational errors as discussed in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company’s Form 8-K filed with the SEC on August 10, 2009), (b) a marked-to-market unrealized loss of $24.6 million on derivatives (which is due in large part to the roll off of the September year-to-date hedges and to rising futures prices), (c) stock compensation expense of $5.4 million, (d) non-cash interest expense of $2.7 million primarily associated with the amortization of a portion of the equity premium on the Company’s convertible notes, (e) general and administrative non-cash contribution expense of $0.6 million to UTA and (f) $0.2 million of bad debt expense.  The Company reported a net loss of $136.4 million, or $4.40 per basic and diluted share, for the nine months ended September 30, 2009, as compared to a net income of $47.6 million, or $1.59 and $1.56 per basic and diluted share, respectively for the same period during 2008.

EBITDA (earnings before interest, income tax, depreciation, amortization expenses, impairment of oil and natural gas properties and certain other items) during the nine months ended September 30, 2009 was $109.4 million, or $3.53 and $3.49 per basic and diluted share, respectively, as compared to $122.2 million, or $4.07 and $4.01 per basic and diluted share, respectively, during the same period of 2008.

Lease operating expenses (excluding production taxes and transportation costs) were $17.6 million (or $0.72 per Mcfe) during the nine months ended September 30, 2009 as compared to $16.9 million (or $0.92 per Mcfe) for the same period of 2008. The increased costs are largely attributable to the 32% increase in production from 18.4 Bcfe for the nine months ended September 30, 2008 to 24.4 Bcfe for the nine months ended September 30, 2009.

Transportation costs were $9.3 million (or $0.38 per Mcfe) during the nine months ended September 30, 2009 as compared to $6.4 million (or $0.35 per Mcfe) during the same period in 2008. The increase in transportation costs of $0.03 per Mcfe was largely due to the greater proportion of the Company’s total production volume attributable to the Barnett Shale Tarrant County area, which has a higher weighted-average transportation cost per Mcfe.

Production taxes were a net benefit of $0.4 million during the nine months ended September 30, 2009 as compared to $4.7 million for the same period in 2008.  The decrease is due to a $1.9 million severance tax refund from certain wells that qualified for a tight-gas sands tax credit for prior production periods and due to the decline in oil and gas revenues.

DD&A was $40.0 million during the nine months ended September 30, 2009 ($1.64 per Mcfe) as compared to $41.9 million ($2.27 per Mcfe) during the same period of 2008.  The decrease in DD&A expense was due primarily to the impairment charges in the fourth quarter of 2008 and the first quarter of 2009 which reduced the depletable full cost pool, partially offset by increased production.

G&A decreased to $12.2 million during the nine months ended September 30, 2009 from $13.5 million during the same period in 2008 primarily due to lower employee-related costs, decreased insurance costs and lower legal and professional fees.

During the third quarter of 2009, we made the first $100,000 cash payment of a $1.0 million pledge to establish a Carrizo Oil & Gas, Inc. endowed scholarship fund at the University of Texas at Arlington, a university which is located within the area of our significant operations in the Barnett Shale play.  The Company has the option of paying the remaining portion of this pledge in shares of common stock.

Non-cash, stock-based compensation expense was $8.5 million ($5.4 million after tax) for the nine months ended September 30, 2009 as compared to $4.5 million ($3.0 million after tax) for the same period in 2008.  The increase was due primarily to the issuance of common stock, in lieu of cash, to pay 2008 discretionary bonuses and quarterly bonuses to non-executive employees.

The significant decline in oil and natural gas prices during 2009 caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and natural gas reserves to fall below the net book basis of the Company’s proved oil and gas properties.  This resulted in a non-cash, ceiling test write-down at the end of the first quarter of 2009 of $216.4 million ($138.0 million after tax), which includes the impact of a $35.8 million credit adjustment to correct for certain computational errors in the Company’s originally reported first quarter 2009 impairment of $252.2 million.  Please read the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company’s Form 8-K filed with the SEC on August 10, 2009) for a more detailed explanation of this correction.  Also refer to the Summary of Adjustment Impact to first quarter 2009 Statement of Operations on the last page of this earnings release.

A $25.8 million net gain on derivatives was recorded for the nine months ended September 30, 2009 comprised of (a) a $38.5 million ($24.6 million after tax) unrealized marked-to-market, non-cash loss on oil and natural gas derivatives and (b) a $64.3 million ($41.0 million after tax) gain for cash settled oil and natural gas derivatives.

Cash interest expense, net of amounts capitalized, was $9.3 million for the nine months ended September 30, 2009 compared to $5.5 million for the nine months ended September 30, 2008.  The increase was largely attributable to the higher debt levels on the revolver facility.

Interest expense (non-cash) increased to $4.3 million for the nine months ended September 30, 2009 from $1.0 million for the nine months ended September 30, 2008 primarily due to the partial amortization of the equity premium associated with the Company’s convertible notes in accordance with the adoption on January 1, 2009 of new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion.

S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “The key event for Carrizo since our last earnings release was the closing of the sale of our Barnett gas gathering system to Delphi Partners.  The $34.7 million proceeds from the sale will further increase our financial flexibility.  Our Barnett drilling and completion activities were conducted according to schedule and the 15 wells we brought on production performed as expected.  During the course of the quarter, we periodically constrained some of our production due to low prices, so our announced production results somewhat understate our actual deliverability during the quarter.  We feel that natural gas futures prices in 2010 have risen to the level where we will begin completing our backlog of 32 net Barnett Shale wells, mostly in SE Tarrant County and Denton County, Texas.  We are excited to have begun the evaluation drilling phase of our Marcellus Shale operations.  We have logged the Stang #1 and Loomis #1 wells drilled with Stone Energy in Susquehanna County, Pennsylvania (Carrizo has a 12 percent working interest).  The log results meet our predrill expectations and these wells will be completed and production tested at a later date.  The first horizontal Marcellus well Carrizo will participate in will be the Loomis 4H which is currently in the design phase but should spud by year end.  In West Virginia, we currently have two wells drilling; the Carrizo Geary #1 is nearing total depth and the Carrizo Lee #1 is drilling ahead.  The locations have been selected and the well pads are being prepared for our next three wells in the area, all of which we expect to spud before year end.”

The company will host a conference call to discuss 2009 third quarter financial results on Monday, November 9, 2009 at 1:00 PM Central Standard Time.  To participate in the call, please dial (800) 925-3017 ten minutes before the call is scheduled to begin. A replay of the call will be available through Monday, November 16, 2009 at (800) 633-8284. The conference ID for the replay is 21441265.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=151431 or by visiting our website at http://www.crzo.net clicking on "Investor Relations" and then clicking on "2009 Third Quarter Earnings Conference Call Webcast." To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities. Carrizo also controls large acreage positions in other productive shale resource plays.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, future pricing levels, rates (including initial rates of production) and timing and results of drilling, production commencement dates for wells, cash flows and maintenance of announced capital spending program and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather, actual rates of production and other risks described in the Company's Form 10-K/A for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission.

 (Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008(A)	2009(B)	2008(A)

Oil and natural gas revenues (1)	27,275,072	55,546,800	83,782,937	$173,899,237

Costs and expenses:
Lease operating expenses	5,252,319	6,228,165	17,599,293	16,920,376
Transportation expenses (1)	3,020,125	2,243,842	9,320,005	6,381,099
Production tax expense (benefit)	640,434	1,954,714	(381,913)	4,745,964
Depreciation, depletion and amortization	12,523,699	13,922,160	40,048,419	41,873,880
Impairment of oil and natural gas properties	-	-	216,391,139	-
General and administrative expenses	3,953,171	4,249,991	12,191,319	13,526,299
Non-cash contribution	900,000	-	900,000	-
Accretion expense related to asset retirement obligations	79,236	57,938	225,640	173,815
Bad debt expense (benefit)	-	-	288,456	(166,246)
Stock-based compensation expense	2,780,228	1,559,570	8,513,965	4,547,442

Total costs and expenses	29,149,212	30,216,380	305,096,323	88,002,629

Operating income (loss)	(1,874,140)	25,330,420	(221,313,386)	85,896,608

Mark-to-market gain (loss) on derivatives, net	(20,713,596)	76,359,943	(38,519,366)	13,140,426
Realized gain (loss) on derivatives, net (2)	18,727,382	1,326,086	64,320,502	(10,156,656)
Loss on asset sale	-	-	-	(3,675)
Impairment of investment	-	-	(2,090,805)	-
Other income and expenses, net	(23,088)	14,888	17,748	66,243
Interest income	996	43,313	12,245	251,391
Interest expense (cash), net of amounts capitalized (3)	(3,392,749)	(1,430,628)	(9,255,409)	(5,482,139)
Interest expense (non-cash), net of amounts capitalized (4)	(1,514,024)	(745,000)	(4,295,976)	(988,000)
Loss on early settlement of interest rate swap on Second Lien debt	-	-	-	(3,340,003)
Gain (Loss) on early extinguishment of Second Lien debt	-	16,462	-	(5,689,334)

Income (Loss) before income taxes	(8,789,219)	100,915,484	(211,124,447)	73,694,861

Income tax expense (benefit)	(3,993,824)	35,200,260	(74,767,854)	26,055,494

Net Income (Loss)	$(4,795,395)	$65,715,224	$(136,356,593)	$47,639,367

ADJUSTED net income available to common shares (5)	$11,723,449	$17,568,531	$35,099,723	$48,457,137

EBITDA	$33,113,317	$42,211,062	$109,392,483	$122,235,086

Basic net loss per common share	$(0.15)	$2.15	$(4.40)	$1.59

Diluted net loss per common share	$(0.15)	$2.12	$(4.40)	$1.56

ADJUSTED basic net income per common share (5)	$0.38	$0.58	$1.13	$1.61

ADJUSTED diluted net income per common share (5)	$0.37	$0.57	$1.12	$1.59

Basic weighted average common shares outstanding	31,052,621	30,530,957	30,980,030	30,004,902

Diluted weighted average common shares outstanding	31,404,476	30,973,256	31,305,086	30,452,471

______________________________
(A) 2008 results are adjusted for retrospective adoption of new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion.

(B) Results include the impact of a correction to the 1Q09 ceiling test impairment as described in the Company's 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of
Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(1) Includes gross up adjustment of approximately $3.7 million in the 3rd quarter of 2009 for the estimated transportation expenses on natural gas production sold at the wellhead due to a contractual change effective July 1, 2009.

(2) Realized gain (loss) on derivatives, net, consists of the following:

Oil and gas derivatives	18,727,382	1,326,086	64,320,502	(8,955,867)
Interest rate derivatives	-	-	-	(1,200,789)

(3) Interest expense (cash), net of amounts capitalized, consists of the following:

Gross interest expense	$(6,847,548)	$(5,296,935)	(19,545,481)	(16,694,284)
Capitalized interest	3,454,799	3,866,307	10,290,072	11,212,145

(4) Non-cash Interest expense, comprising amortization of equity premium on Convertible Notes per adoption of new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion, consists of:

Gross interest expense	$(3,055,737)	$(3,194,000)	(9,072,198)	(4,256,000)
Capitalized interest	1,541,713	2,449,000	4,776,222	3,268,000

(5) Excludes the impact of the non-cash, mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash interest, non-cash bad debt expense, loss on early extinguishment of Second Lien Debt and loss on early settlement of interest rate swap on Second Lien Debt and impairment of oil and natural gas properties.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/2009	12/31/08
	(unaudited)	(unaudited) (A)
ASSETS:
Cash and cash equivalents	$3,576,117	$5,183,466
Fair value of derivative financial instruments	6,062,074	22,790,505
Other current assets	27,119,877	28,346,777
Deferred income taxes	32,370,744	-
Property and equipment, net (1)	878,645,510	986,629,137
Other assets	10,584,672	25,478,104
Investments	3,577,351	3,273,910

TOTAL ASSETS	$961,936,345	$1,071,701,899

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$87,228,323	$100,832,617
Current maturities of long-term debt	147,633	172,694
Other current liabilities	2,196,895	12,917,331
Long-term debt, net of current maturities	541,712,831	475,788,267
Deferred income taxes	-	34,777,980
Other liabilities	11,289,954	7,128,050
Fair value of derivative financial instruments	5,914,656	-
Equity	313,446,053	440,084,960

TOTAL LIABILITIES AND EQUITY	$961,936,345	$1,071,701,899

Income tax expense (benefit) for the three-month periods ended September 30, 2009 and 2008 includes a $(1,375,881) and $35,179,186, respectively, provision for deferred income taxes and a $(2,617,943) and $21,074, respectively, provision for currently payable franchise taxes.

(A) - includes adjustments to correct for certain computational errors on the 2008 year-end ceiling test impairment and to retrospectively adopt new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion.

(1) - As of September 30, 2009 and December 31, 2008, includes a net PP&E reduction of $4.1 million and $39.9 million, respectively, for the correction to the oil and natural gas impairment computations referenced in subnote (A) above.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,				SEPTEMBER 30,
	2009		2008		2009		2008

Net Income	$(4,795,395)		$65,715,224		$(136,356,593)		$47,639,367

Adjustments:
Depreciation, depletion and amortization	12,523,699		13,922,160		40,048,419		41,873,880
Unrealized mark-to-market loss on derivatives	20,713,596		(76,359,943)		38,519,366		(13,140,426)
Interest expense (cash and non-cash), net of amounts capitalized and interest income	4,905,777		2,132,315		13,539,140		6,218,748
Income tax benefit	(3,993,824)		35,200,260		(74,767,854)		26,055,494
Loss on asset sale	-		-		-		3,675
Impairment of investment	-		-		2,090,805		-
Non cash contribution	900,000		-		900,000		-
Stock based compensation expense	2,780,228		1,559,570		8,513,965		4,547,442
Bad debt expense	-		-		288,456		(166,246)
Accretion expense related to asset retirement obligations	79,236		57,938		225,640		173,815
Impairment of oil and natural gas properties	-		-		216,391,139		-
Loss on early settlement of interest rate swap on Second Lien debt	-		-		-		3,340,003
Loss on early extinguishment of Second Lien debt	-		(16,462)		-		5,689,334

EBITDA, as defined	$33,113,317		$42,211,062		$109,392,483		$122,235,086

EBITDA per basic common share	$1.07		$1.38		$3.53		$4.07

EBITDA per diluted common share	$1.05		$1.36		$3.49		$4.01

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	43,568		43,247		128,543		143,792
Natural gas (Mcf)	7,946,863		5,724,460		23,588,831		17,555,456
Natural gas equivalent (Mcfe)	8,208,271		5,983,942		24,360,089		18,418,208
Days in Period (Do Not Print)	92		92		273		274
	89,220		65,043		89,231		67,220

Average sales prices-

Oil and condensate (per Bbl)	$66.25		$120.09		$54.08		$112.19
Oil and condensate (per Bbl) - with hedge impact	$66.25		$114.16		$75.68		$104.66
Natural gas (per Mcf)	$3.07	(b)	$8.78		$3.26	(b)	$8.98
Natural gas (per Mcf) - with hedge impact	$5.43	(b)	$9.05	(a)	$5.87	(b)	$8.53
Natural gas equivalent (per Mcfe)	$3.32		$9.26		$3.44		$9.43

(a) - 2008 prices are adjusted for a reclassification between realized and unrealized derivative gain (losses) for the cash-settled recognition method adopted in the fourth quarter and year end 2008 financial statements.

(b) - Includes gross up adjustment in the 3rd quarter of 2009 for revenues and transportation expenses that changed due to contractual pricing effective July 1, 2009.

CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (c)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original		As Adjusted		Change
Impairment of oil and natural gas properties	$252.2		$216.4		$(35.8)
Depletion, depreciation and amortization	$16.5		$15.3		$(1.2)
Impairment of investment	$-		$2.1		$2.1
Net loss	$148.3		$125.5		$(22.8)

(c) - Refer to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company's Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.